As filed with the Securities and Exchange Commission on December 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXSTAR BROADCASTING GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3083125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5215 N. O’Connor Blvd., Suite 1400 Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

Nexstar Broadcasting Group, Inc. 2012 Long-Term Equity Incentive Plan

(Full title of the plan)

Thomas E. Carter

Executive Vice President Finance and Chief Financial Officer

Nexstar Broadcasting Group, Inc.

5215 N. O’Connor Blvd., Suite 1400

Irving, Texas 75039

Telephone: (972) 373-8800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jason K. Zachary

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A common stock, par value $0.01 per share	1,100,000 shares(1)	$10.68	$11,748,000	$1,602.43
Class A common stock, par value $0.01 per share	400,000 shares(3)	$9.60	$3,840,000	$523.78
Total	1,500,000 shares		$15,588,000	$2,126.21

(1)	Represents shares of Class A common stock available for issuance under the Nexstar Broadcasting Group, Inc. 2012 Long-Term Equity Incentive Plan (the “2012 Plan”) plus the number of shares of Class A common stock subject to awards previously granted under the Nexstar Broadcasting Group, Inc. 2003 Long-Term Equity Incentive Plan and the Nexstar Broadcasting Group, Inc. 2006 Long-Term Equity Incentive Plan that are ultimately not delivered to participants. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions under the 2012 Plan.
(2)	The price per share and aggregate offering price are calculated based upon (a) the average of the high and low sale prices of the Company’s Class A common stock on The Nasdaq Global Market on December 20, 2012 with respect to the 1,100,000 shares of Class A common stock that are currently authorized for issuance upon the exercise of awards that have not been granted under the 2012 Plan and (b) $9.60, the exercise price of the outstanding stock options that have been granted under the 2012 Plan.
(3)	Represents shares of Class A common stock issuable upon exercise of stock options that are currently outstanding under the 2012 Plan.

EXPLANATORY NOTE

Nexstar Broadcasting Group, Inc. (the “Company”) has filed this Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of (i) 1,500,000 shares of Class A common stock, par value $0.01 per share, of the Company pursuant to the Nexstar Broadcasting Group, Inc. 2012 Long-Term Equity Incentive Plan (the “2012 Plan”) and (ii) any shares subject to awards as of September 25, 2012 under the Nexstar Broadcasting Group, Inc. 2003 Long-Term Equity Incentive Plan and the Nexstar Broadcasting Group, Inc. 2006 Long-Term Equity Incentive Plan that, on or after the effective date of the 2012 Plan, cease for any reason to be subject to such awards (other than by reason of exercise or settlement of such awards to the extent they are exercised for or settled in vested and nonforfeitable shares).

The Board of Directors of the Company and the Compensation Committee of our Board of Directors adopted and approved the 2012 Plan by written consent dated August 25, 2012 and the holders of a majority of the issued and outstanding voting securities of the Company approved the 2012 Plan by written consent dated September 26, 2012. On October 2, 2012, the Company filed an Information Statement on Schedule 14C with the Securities and Exchange Commission (the “SEC”) relating to the adoption and approval of the 2012 Plan by the Board of Directors and the Compensation Committee of the Board of Directors and approval by stockholders. The Information Statement was first mailed on or about October 2, 2012 to the Company’s stockholders of record as of September 14, 2012. In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the action taken by written consent became effective no earlier than 20 calendar days after the date on which the Information Statement was sent or given to stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are incorporated in this Registration Statement by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (filed with the SEC on March 15, 2012) and Form 10-K/A (filed with the SEC on March 16, 2012);

(b)	the Company’s Quarterly Reports on Form 10-Q for the period ended March 31, 2012 (filed with the SEC on May 9, 2012), for the period ended June 30, 2012 (filed with the SEC on August 8, 2012), Form 10-Q/A for the period ended June 30, 2012 (filed with the SEC on September 7, 2012), for the period ended September 30, 2012 (filed with the SEC on November 8, 2012) and Form 10-Q/A for the period ended September 30, 2012 (filed with the SEC on November 9, 2012);

(c)	the Company’s Current Reports on Form 8-K filed with the SEC on May 31, 2012, July 24, 2012, September 17, 2012, October 2, 2012, October 3, 2012, October 24, 2012, October 25, 2012 (two filings), November 6, 2012 (Item 8.01 only), November 9, 2012, November 19, 2012, November 23, 2012, November 27, 2012, November 30, 2012, December 4, 2012 and December 5, 2012 (two filings); and

(d)	the description of the Company’s Class A common stock, $0.01 par value per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the SEC on April 25, 2002 (Registration No. 333-86994).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Class A common stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act and a description of the Class A common stock is contained in the Exchange Act registration statement which has been filed with the SEC.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good-faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good-faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article Fifth of the Company’s amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

Article Fifth of the Company’s amended and restated certificate of incorporation also provides for the indemnification of officers, directors and third parties acting on its behalf if such person acted in good-faith and in a manner reasonably believed to be in and not opposed to its best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The indemnification rights set forth above are not exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, its amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains a directors’ and officers’ liability insurance policy to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on December 21, 2012.

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Perry A. Sook
Name: Perry A. Sook
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Perry A. Sook and Thomas E. Carter, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 21, 2012.

Signature	Title

/s/ Perry A. Sook
Perry A. Sook	President, Director and Chief Executive Officer (principal executive officer)

/s/ Thomas E. Carter
Thomas E. Carter	Executive Vice President Finance and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Erik Brooks
Erik Brooks	Director

/s/ Jay M. Grossman
Jay M. Grossman	Director

/s/ Brent Stone
Brent Stone	Director

/s/ Tomer Yosef-Or
Tomer Yosef-Or	Director

/s/ Royce Yudkoff
Royce Yudkoff	Director

/s/ Geoff Armstrong
Geoff Armstrong	Director

/s/ Michael Donovan
Michael Donovan	Director

/s/ I. Martin Pompadur
I. Martin Pompadur	Director

/s/ Lisbeth McNabb
Lisbeth McNabb	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Nexstar Broadcasting Group, Inc. (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-50478))

4.2	Amended and Restated By-Laws of Nexstar Broadcasting Group, Inc. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-50478))

4.3	Nexstar Broadcasting Group, Inc. 2012 Long-Term Equity Incentive Plan (included as Annex A to the Company’s Information Statement on Schedule 14C filed with the SEC on October 2, 2012 and incorporated herein by reference).

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).